Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (including any amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of FREYR Battery, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 22, 2024

ENCOMPASS CAPITAL ADVISORS LLC

By:	/s/ Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

ENCOMPASS CAPITAL PARTNERS LLC

By:	/s/ Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

/s/ Todd J. Kantor
TODD J. KANTOR